Exhibit 10.12

BUSINESS LEASE AGREEMENT

In Marousi, today on  27 June 2006, between the following contracting parties, on the one hand, the société anonyme bearing the name “Aichmi Public Relations Services — Music Instruments & Audio-Video Systems Leasing Société Anonyme”, with TIN 999609203, which has its primary place of business in Athens, at 34 Amvrosiou Frantzi and is legally represented by Mr. Giannis Linos, resident of Amarousion (hereinafter the “lessor”), and on the other hand, the société anonyme bearing the name “Velti Center for Innovation, Venture Capital Société Anonyme — VCI S.A.”, with TIN 999078135, which has its primary place of business in Marousi, at 44 Kifisias Ave. and is legally represented by Mr. Dimitrios-Evangelos Paneras, resident of Amarousion (hereinafter the “lessee”), the following are agreed upon and mutually accepted:

I.    The lessor has the full ownership of the entire first floor of a building located at 42 Kifisias Avenue and Fragoklisias Street, of a surface area of 672.00 sq.m., and agrees to lease it out to the lessee subject to the following terms and conditions.

1.        DURATION

1.1.      The term of the lease shall be from 1 September 2006 to 30 August 2018.

1.2.      No silent renewal is permitted under any circumstances, and should the lessee remain in the leased property after expiry of the term of the lease, this shall not be considered as a silent renewal.

2.        LEASE FEE AND OTHER CHARGES

2.1.      The lease fee is hereby agreed to the amount of Euro 13,440.00 for the first year of the term of the lease, and it shall be adjusted ipso jure every year by the amount of increase of the Consumer Price Index, as set forth by the National Statistical Service of Greece for the previous 12 months, plus one per cent (1%). Said adjustment shall be calculated on the lease fee paid at any given time and shall also apply if the term of the lease is extended based on a contract or in accordance with the law.

2.2.      The lease fee shall be paid to the lessor within the first five days of every month of lease in cash or through a deposit to a bank account of the lessor as indicated by the latter. Payment shall be proved by a written receipt issued by the lessor or by the relevant deposit document issued by the Bank. No other means of proof, oath included, shall be accepted.

2.3.      The lessee shall pay to the lessor a stamp fee duty (3.6%) along with the lease fee.

2.4.      The lessee shall also pay for the cost of electricity, water supply and all other fees and extras included in the power, water and sewage utility bills (PPC, EYDAP, etc.), as charged upon the lessee, as well as all municipal fees which are borne by lessees in accordance with the law. Furthermore, the lessee shall also make contributions towards the general expenses incurred in connection with the jointly used areas of the building, as calculated by the building Management on a monthly basis, in accordance with the corresponding percentage and based on the Establishment of Horizontal Estate and the Regulation of the building.

3.        USE OF THE LEASED PROPERTY

3.1.      The leased property shall be used only for the lessee’s offices.

3.2.      It is expressly stated that storage of explosive or flammable materials in the leased property is prohibited.

3.3.      It is hereby expressly agreed upon that the cession of the use of the leased property to third parties in any way whatsoever is prohibited, except for a sublease or other cession of the use of part or all of the leased property only to subsidiaries or parent companies of the lessee or other companies which are established by the lessee or in which the lessee has a holding.

3.4.      The lessee shall be under obligation to make good use of the leased property and shall be held liable for any wear caused during the term of the lease apart from any wear resulting from normal use. In addition, the lessee shall be under obligation to keep the leased property clean and use it in a way that will not compromise the quiet, health, work and safety of neighbors.

3.5.      The lessor has the right to visit and inspect the leased property in detail, at appropriate days and times, upon consultation with the lessee (a) every three months, accompanied by an engineer or experienced workman to identify possible wear or changes to the property, (b) twice a week during the last four months of the term of the lease accompanied by would-be lessees, and (c) at any time accompanied by would-be buyers. Finally, the lessee shall be under obligation to accept the performance of any work necessary for the repair or possible reconstruction of the building where the leased property is found.

4.        GUARANTEE

4.1.      To guarantee appropriate performance of the terms of the lease, the lessee has paid today the amount of Euro 13,440.00, and this agreement is proof of said payment. Said amount, which shall be adjusted whenever the lease fee is adjusted, by the same percentage, shall be refunded to the lessee without interest after the latter has left the leased fee within the set deadline upon expiry of the term of the lease, has handed back its free use along with its keys, has paid all utility bills and joint expenses, and has settled all pending financial matters. Said amount cannot be offset against lease fees or other amounts due by the lessee to the lessor.

5.        ADDITIONS AND REPAIR OF THE LEASED PROPERTY

5.1.      The lessor shall not be required, during the term of this lease, to perform any repairs on the leased property, except for those that are necessary for the unhindered continuation of its operation, providing that they are not caused by actions or omissions of the lessee.

5.2.      The lessee shall be allowed to perform its own additions, constructions or indoor arrangements to the leased property in order to meet its operating needs at any time, upon prior written notification to the lessor and on condition that the static integrity of the building is not compromised and the provisions set forth in the establishment of horizontal estate and the Regulation of the building are not breached. Any addition made as above, shall either remain to the benefit of the leased property following expiry of the term of the lease or termination, in any way whatsoever, of the lease agreement, or it shall be removed, at the discretion of the lessee, on the express condition, however, that the leased property shall be restored to its state existing at the beginning of the term of the lease. In any event, the lessee shall restore any modification, addition or removal it has performed on the leased property and shall prevent, in accordance with the principles of good faith and business ethics, the direct and full use of the leased property by any other lessee or user.

5.3.      The lessee shall be under obligation to inform the lessor immediately and in writing about any damage done to the leased property.

6.        EXPIRY OF THE TERM OF THE LEASE — HANDING BACK THE LEASED PROPERTY

6.1.      Upon expiry of the term of this lease, the lessee shall hand over the leased property to the lessor, without any reminder, in good operating condition. For as long as the lessee refuses to hand it over, it shall pay compensation equal to 1/5 of the last lease fee for every day of delay.

7.        GENERAL PROVISIONS

7.1.      Breaching any of the terms hereof, which are all agreed upon to be material ones, shall enable either party to terminate this lease agreement. More specifically, it is hereby agreed upon that a failure to pay the joint expenses that correspond to the leased property promptly shall be considered as a delay to pay the lease fee due to negative attitude, which will bring about the relevant legal consequences.

7.2.      Any possible amendment to the terns hereof shall be proved only in writing, and no other means of proof, oath included, shall be accepted.

7.3.      The lessee has become aware of the Regulation of the building and shall be under obligation to comply therewith.

II.   This lease agreement was read, accepted and signed by the contracting parties. The lessor shall submit one copy to the Tax Office (DOY) responsible for its income tax within 30 days of execution hereof.

For the lessor	For the lessee
/s/ D. Katsadouris	/s/ Alexandros Moukas